                                                                     EXHIBIT 2.3

                                    AMENDMENT
                                       TO
                      AGREEMENT AND PLAN OF SHARE EXCHANGE


         THIS AMENDMENT TO AGREEMENT AND PLAN OF SHARE EXCHANGE (the "Amendment") is executed and delivered as of August 1, 2002, by and between COMMUNITY FIRST, INC., a Tennessee corporation and bank holding company (the "Company") and COMMUNITY FIRST BANK & TRUST, a Tennessee chartered banking corporation (the "Bank").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company and the Bank entered into that certain Agreement and Plan of Share Exchange dated as of April 16, 2002, pursuant to which the Company and the Bank are to enter into a share exchange pursuant to which the Company will become the sole shareholder of the Bank and each of the shareholders of the Bank immediately prior to the effectiveness of the share exchange will become shareholders of the Company rather than the Bank upon completion of the share exchange (the "Agreement"); and

         WHEREAS, the parties desire to amend the Agreement to provide that it shall not be necessary for new stock certificates of the Company to be issued in connection with the share exchange but rather that the existing certificates evidencing Bank stock shall upon the effectiveness of the share exchange be deemed to represent Company stock;

         NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 1.01(b)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

                           (ii) After the Effective Time the Company shall be the sole shareholder of the Bank and no Bank Shareholder shall have any rights arising out of or relating to Bank Stock except that such Bank Shareholder shall thereafter be deemed to be a shareholder of the Company with the same number of shares of Company Stock as such Bank Shareholder owned of Bank Stock immediately prior to the Effective Time. Each certificate evidencing Bank Stock outstanding immediately prior to the Effective Time shall be deemed thereafter to represent Company Stock (and not Bank Stock) without any further action by the Company, the Bank, or the Bank Shareholder and without issuance of new certificates by the Company.

         2. Section 1.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

                           1.02 Deliveries. At the Closing, or as soon as practicable thereafter, the Company shall deliver to Bank Shareholders a Shareholder Information Letter in substantially the form attached hereto as Exhibit B.

         3. Section 3.06(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

                           (c) Shareholder Information Letter. Shareholder Information Letters in the form attached hereto as Exhibit B, ready for mailing to the Bank Shareholders which shall explain the nature of the Share Exchange and the effects thereof.

         4. The words "Transmittal Letter" in the Index of Exhibits attached to the Agreement are hereby deleted and replaced with the words "Shareholder Information Letter."

         5. Exhibit "B" to the Agreement is hereby replaced with the Exhibit "B" attached hereto.

         6. Except as amended herein, the Agreement shall continue in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date indicated above.


                                    COMMUNITY FIRST, INC.



                                    By: /s/   Marc R. Lively
                                       --------------------------
                                        Marc R. Lively, President


                                    COMMUNITY FIRST BANK & TRUST



                                    By: /s/   Mark W. Hines
                                       --------------------------
                                        Mark W. Hines, President

                                   EXHIBIT "B"

                          COMMUNITY FIRST BANK & TRUST
                                       AND
                              COMMUNITY FIRST, INC.
                               COLUMBIA, TENNESSEE

                         SHAREHOLDER INFORMATION LETTER

                                 AUGUST __, 2002


Dear Shareholder:

         On April 16, 2002, the Board of Directors of Community First Bank & Trust (the "Bank") entered into an Agreement and Plan of Share Exchange whereby the shares of the Bank's common stock would be exchanged, share-for-share, for shares in a new bank holding company, Community First, Inc. (the "Company"). The Board of Directors believes that the formation of the bank holding company will provide additional potential for growth and better service to the Bank's customers.

         THE SHARE EXCHANGE WAS UNDERTAKEN IN ORDER TO FACILITATE THE FORMATION OF THE COMPANY AS A ONE-BANK HOLDING COMPANY THAT NOW OWNS 100% OF THE VOTING SHARES OF THE BANK'S COMMON STOCK. YOU NOW OWN SHARES OF COMPANY STOCK RATHER THAN BANK STOCK. YOUR PERCENTAGE OF OWNERSHIP OF THE COMPANY IS EXACTLY THE SAME AS YOUR PERCENTAGE OF OWNERSHIP OF THE BANK PRIOR TO THE EXCHANGE.

         Under Tennessee law, approval by the shareholders of the Bank was not required for this transaction because the former Bank shareholders hold after the exchange the same number of shares of Company stock, with identical designations, preferences, limitations, and relative rights with the same voting power and rights to participate in distributions on dissolution, as they held of Bank stock immediately prior to the exchange. Moreover, the charter and bylaws of each of the Company and the Bank are the same in all material respects and the directors of the Company and the Bank are the same. The Company has no significant assets other than the stock of the Bank and, therefore, the Company has substantially the same assets and liabilities on a consolidated basis as the Bank had prior to the exchange.

         On May 7, 2002, application was made to the Federal Reserve Bank of Atlanta for permission to form the Company, and approval was made final on June 26, 2002. There was a 15-day waiting period after the approval date and the date the transaction could be made effective. Articles of Share Exchange were filed with the Tennessee Secretary of State on August 1, 2002.

         YOU DO NOT NEED TO DO ANYTHING TO EFFECT THIS TRANSACTION. YOUR CERTIFICATE THAT EVIDENCED OWNERSHIP OF BANK STOCK NOW EVIDENCES OWNERSHIP OF COMPANY STOCK RATHER THAN BANK STOCK.

         If you have any questions about this notice or the transaction described, you may call ______________________ at 931-380-2265 or address your questions in writing to Community First, Inc., Attention Marc R. Lively, 501 South James M. Campbell Boulevard, Columbia, TN 38401.



------------------------------------     ------------------------------------
Mark W. Hines, President                 Marc R. Lively, President
Community First Bank & Trust             Community First, Inc.